Exhibit 10.61

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (this “Agreement”), dated as of the 13th day of October, 2006 (the “Effective Date”), is made by and between Salix Pharmaceuticals, Inc., a California corporation (“Salix”), and Watson Pharma, Inc., a Delaware corporation (“Watson”).

WITNESSETH:

WHEREAS, Salix has manufactured and distributes in the Territory (as defined herein) 750 mg capsules of balsalazide disodium under the trademark Colazal®; and

WHEREAS, Watson desires to purchase from Salix, and distribute and sell to certain purchasers in the Territory under the NDA (as defined herein), 750 mg capsules of balsalazide disodium in generic form, and Salix desires to supply such product and grant such distribution rights, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

The following terms as used in this Agreement, whether used in the singular or the plural, shall have the meanings set forth in this Article 1. References to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

1.1. “Acquisition Notice” shall have the meaning set forth in Section 11.4(b).

1.2. “Act” shall mean the United States Federal Food, Drug, and Cosmetic Act as in effect from time to time.

1.3. “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided that for purposes of this Agreement, a Wholesaler Affiliate shall not constitute an Affiliate of Watson. For the purposes of this definition, Section 1.53 and Section 11.4, the term “control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities or otherwise.

1.4. “Agency” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity regulating or otherwise exercising authority with respect to the Manufacturing, marketing, sale, or distribution of the Generic Product in the Territory.

1.5. “Agreement” shall have the meaning given such term in the introductory paragraph hereof.

1.6. “ANDA” shall mean an abbreviated new drug application under the Act for balsalazide disodium, including any amendments or supplements thereto.

1.7. “Applicable Laws” shall mean all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations, guidelines, guidances and orders of all governmental authorities and all applicable orders, rules and decrees of courts and arbitrators in the Territory.

1.8. “Authorized Purchasers” shall mean all Third Parties except Excluded Purchasers.

1.9. “Average Manufacturer Price” shall have the meaning defined in the Social Security Act, 42 U.S.C. §1396r-8(k).

1.10. “Average Monthly Profit” shall mean (a) the aggregate amount of Profits during the six calendar months immediately preceding the month in which the Acquisition Notice is delivered, divided by (b) six (6).

1.11. “Best Price” shall have the meaning defined in the Social Security Act, 42 U.S.C. §1396r-8(c)(1)(C).

1.12. “Branded Product” shall mean 750 mg capsules of balsalazide disodium in finished, packaged form that is distributed by Salix or its Affiliates in the Territory under the Trademark.

1.13. “Calendar Quarter” shall mean each period of three (3) consecutive months commencing on January 1, April 1, July 1, and October 1.

1.14. “Calendar Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 in any given year.

1.15. “cGMP” shall mean current Good Manufacturing Practices, as specified in the United States Code of Federal Regulations (21 CFR Part 210 & Part 211), and any other applicable laws, guidelines and/or regulations.

1.16. “Change of Control” shall mean any of the following events:

(a) Watson ceases to be a wholly owned subsidiary of Parent; or

(b) any Person or group (as such term is defined in the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of Parent representing more than fifty percent (50%) of the voting power of the then outstanding securities of Parent with respect to the election of directors of Parent, or

(c) Parent enters into a merger, consolidation or similar transaction with another Person in which Parent is not the surviving entity in such transaction, or

(d) Parent enters into a merger, consolidation or similar transaction with another Person in which Parent is the surviving entity in such transaction but (i) the members of the Board of Directors of Parent immediately prior to such transaction constitute less than one half of the members of the Board of Directors of Parent following such transaction or (ii) the Persons who beneficially owned the outstanding voting securities of Parent immediately prior to such transaction cease to beneficially own securities of Parent representing at least fifty percent (50%) of the voting power of the then outstanding securities of Parent with respect to the election of directors immediately after such transaction in substantially the same proportions as their ownership of securities of Parent immediately prior to such transaction.

1.17. “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a party with respect to any objective, reasonable, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the marketing, distribution and sale of the Generic Product, such efforts shall be similar to those efforts and resources commonly used by Watson in the Territory for similar pharmaceutical products at a similar stage in their product life and of similar market potential, taking into account the competitiveness of alternative products sold by Third Parties in the marketplace and the profitability of the products.

1.18. “Confidential Information” shall have the meaning set forth in Section 12.1.

1.19. “Disclosing Party” shall mean the party disclosing Confidential Information.

1.20. “Distribution Period” means the period commencing on the Launch Date and ending on the last day of the Term.

1.21. “Effective Date” shall have the meaning given such term in the introductory paragraph to this Agreement.

1.22. “Equivalent Product” means any product other than Generic Product, which (a) is manufactured and distributed by a Person pursuant to an ANDA which was approved by the FDA or (b) is otherwise an A-Rated generic version of the Branded Product.

1.23. “Excluded Purchasers” shall mean [*].

1.24. “FDA” shall mean the United States Food and Drug Administration or any successor organization in the Territory.

1.25. “Firm Order” shall have the meaning set forth in Section 4.2(c).

1.26. “Firm Forecast” shall have the meaning set forth in Section 4.2(b).

1.27. “For Cause Incident” shall have the meaning set forth in Section 7.8.

1.28. “Force Majeure” shall have the meaning set forth in Section 13.2.

1.29. “Force Majeure Party” shall mean a party prevented or delayed in its performance under this Agreement by an event of Force Majeure.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.30. “Forecast” shall have the meaning set forth in Section 4.2(b).

1.31. “Generic Product” shall mean 750 mg capsules of balsalazide disodium in finished, packaged form (which packaging shall bear trade dress different from the Branded Product) that is Manufactured under the NDA by Salix, its Affiliate or a Third Party designated by Salix, which capsules may have a capsule image different from that of the Branded Product.

1.32. “Launch Date” shall mean the date of the first commercial sale in the Territory by any Third Party of a generic version of 750 mg capsules of balsalazide disodium under an ANDA approved by the FDA.

1.33. “Losses” shall have the meaning set forth in Section 10.1.

1.34. “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of any pharmaceutical product or any intermediate thereof, including stability testing, quality assurance and quality control.

1.35. “Materials” shall mean all active pharmaceutical ingredients, raw materials, excipients, packaging and labeling components, and other items used to Manufacture Generic Product.

1.36. “NDA” shall mean Salix’s new drug application Colazal 20-610 under the Act, including any amendments or supplements thereto.

1.37. “NDC Number” shall mean a unique 3-segment number that identifies the labeler/vendor, the product and the trade package size.

1.38. “Net Sales” shall mean, with respect to any period, the actual gross amounts invoiced by Watson or its Affiliates on all sales of the Generic Product in the Territory during such period, less deductions actually allowed for by Watson:

(a) [*]

Net Sales shall be determined on an accrual basis (except for clause (e) above) in accordance with generally accepted accounting principles in the Territory, applied on a basis consistent with Watson’s annual audited financial statements. Net Sales with respect to sales of the Generic Product that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of the Generic Product during the applicable period without regard to such non-arm’s length or non-cash sales. If the Generic Product is sold with other products on a portfolio basis, any discounts or other adjustments with respect to the Generic Product shall be allocated pro rata across all products in such portfolio based on the non-discounted, non-adjusted price for each such product. For purposes of calculating Net Sales, sales between or among Watson and its Affiliates shall be excluded from the computation of Net Sales. Watson will not deduct any marketing, selling, advertising or distribution expenses of any kind to determine Net Sales.

1.39. “Parent” shall mean Watson Pharmaceuticals, Inc.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.40. “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.41. “Profits” shall mean, with respect to any period, Net Sales during such period, less the Purchase Price for the Generic Product sold during such period paid by Watson hereunder.

1.42. “Purchase Price” shall have the meaning set forth in Section 5.1.

1.43. “Receiving Party” shall mean the party receiving Confidential Information.

1.44. “Recipient” shall have the meaning se forth in Section 12.1.

1.45. “Salix Indemnitees” shall have the meaning set forth in Section 10.1.

1.46. “Specifications” shall mean the final release quality specifications for the Generic Product as set forth on Exhibit A, as the same may be amended from time to time in accordance with this Agreement.

1.47. “Term” shall have the meaning set forth in Section 11.1.

1.48. “Territory” shall mean the fifty states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, and all other territories, possessions and commonwealths of the United States of America.

1.49. “Third Party” shall mean any Person other than Salix, Watson, or their respective Affiliates.

1.50. “Trademark” shall mean Colazal®.

1.51. “Watson Indemnitees” shall have the meaning set forth in Section 10.2.

1.52. “Whole Lots” shall have the meaning set forth in Section 4.3.

1.53. “Wholesaler Affiliate” shall mean any Person (a) that, directly or indirectly, controls, is controlled by, or is under common control with, Watson and (b) substantially all of the business of which consists of the wholesale distribution of pharmaceutical products.

ARTICLE 2. DISTRIBUTION RIGHTS AND OBLIGATIONS

2.1. Authorized Distributor. Salix hereby appoints Watson to market, distribute, offer for sale and sell the Generic Product to Authorized Purchasers in the Territory under the NDA during the Distribution Period [*], and Watson hereby accepts such appointment. Watson acknowledges and agrees that until the Launch Date, Watson shall have no right to distribute, market, sell or accept orders for the sale of the Generic Product, except that Watson may engage in pre-booking activities of the type described in Exhibit B.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.2. Commercially Reasonable Efforts.

(a) Watson shall use Commercially Reasonable Efforts to market, sell, and distribute the Generic Product to Authorized Purchasers in the Territory during the Term. Watson shall not use the Trademark or any other trademark or tradename similar to the Trademark on, or in connection with the marketing, sale, or distribution of, the Generic Product; provided, however, that Watson may use the Trademark in Watson’s advertising and promotional materials in accordance with Section 2.9 solely to identify the Generic Product as comparable to Branded Product and to identify Salix as the owner of the Trademark associated with the Branded Product (e.g., “Balsalazide Disodium Capsules – Compare to Colazal®. Colazal® is a registered trademark of Salix Pharmaceuticals, Inc.”).

(b) Salix hereby grants to Watson a non-exclusive, non-sublicensable, royalty-free license to use the Trademark solely for the purposes set forth in Section 2.2(a), which license shall terminate upon the expiration or termination of this Agreement. During the Term and thereafter, Watson shall not in any event register or, in connection with the sale of the Generic Product or any Equivalent Product, use any trademark which, in the reasonable opinion of Salix is confusingly similar to the Trademark. Watson shall not use the Trademark in any manner whatsoever which may jeopardize the significance, distinctiveness or validity thereof, and Watson shall give prompt written notice to Salix of any infringement, by any person, of the rights of Salix in the Trademark which come to Watson’s notice. Watson acknowledges and agrees that all right, title and interest in and to the Trademark shall at all times remain the exclusive property of Salix and all use of the Trademark hereunder shall inure to the benefit of Salix. Watson hereby recognizes the validity of the Trademark and the registrations thereof, and will not, during the Term or thereafter, contest the validity thereof. For the avoidance of doubt, no license is granted hereby to use the Trademark in connection with any Equivalent Product.

2.3. Compliance with Law. Watson shall (a) store, handle and distribute the Generic Product in clean and sanitary conditions as required to maintain the quality and traceability of the Generic Product, (b) not alter the Generic Product in any manner, including the labeling and packaging thereof (c) comply with cGMP and all other Applicable Laws in connection with the storage, handling, distribution, marketing and sale of the Generic Product, including applicable recordkeeping obligations, (d) not market the Generic Product in any manner which is inconsistent with the labeling of the Generic Product or Applicable Laws, or otherwise make any false or misleading representations to customers or others regarding the Generic Product.

2.4. No Sales Outside Territory or to Excluded Purchasers. Watson shall not, and Watson shall cause its Affiliates not to, (a) sell any Generic Product to, or solicit orders for sales of any Generic Product from, any existing or prospective customer outside the Territory or any Excluded Purchaser, (b) deliver or tender (or cause to be delivered or tendered) any Generic Product outside the Territory or to any Excluded Purchaser, or (c) sell any Generic Product to, or solicit any sales from, a customer in the Territory if Watson knows or should know that such customer intends to resell the Generic Product outside the Territory.

2.5. Pricing. Watson shall have sole discretion to establish the prices and terms on which Watson sells the Generic Product.

2.6. Reserved Rights. Except as expressly provided in this Agreement, no right, title or interest in, to or under the NDA or any patent, trade secret, trademark or any other intellectual property right of Salix or its Affiliates is granted, whether express or implied, by Salix to Watson. In furtherance of the foregoing and not in limitation thereof, nothing herein shall in any way limit the Manufacturing, marketing, selling or distributing of the Branded Product by Salix or its Affiliates (directly or through a Third Party) anywhere in the world.

2.7. NDC Number. Watson shall submit drug listing information to the FDA with respect to the Generic Product. Watson shall distribute and sell only Generic Product bearing an NDC Number that reflects Watson as the distributor and seller thereof. Within fourteen (14) days after the Effective Date, Watson shall obtain an NDC Number for each packaging configuration of the Generic Product set forth on Exhibit D.

2.8. Rebate Processing.

(a) Watson shall be solely responsible for all federal, state and local government and private purchasing, pricing or reimbursement programs with respect to the Generic Product sold by Watson, including taking all necessary and proper steps to execute agreements and file other appropriate reports and other documents with governmental and private entities. Watson shall be solely responsible for payment and processing of all rebates, whether required by contract or local, state or federal law, for the Generic Product sold by Watson.

(b) Watson agrees to provide all information and data that Salix reasonably requests in order to comply with any state or federal government price reporting requirements for the Branded Product. Watson’s obligation under this Section 2.8(b) may include, but shall not be limited to, providing aggregate sales and rebate transaction data, Average Manufacturer Price and Best Price calculations, other data or information regarding sales or pricing (both on and off-invoice) of the Generic Product by Watson necessary for the government submissions, as determined by Salix in its reasonable discretion. Watson further agrees to provide such information within twenty (20) days of the close of each Calendar Quarter, or such sooner time period as may be necessary to permit Salix to satisfy its obligations in a timely manner. Watson warrants that all information provided to Salix pursuant to this Section 2.8(b) will be complete and accurate in all material respects. Salix may use any information provided pursuant to this Section in Salix’s reporting to the Centers for Medicare and Medicaid Services or other Federal and state authorities. In the event that Watson discovers, through a routine audit, reconciliation, its compliance program or otherwise, that any government price reporting has been miscalculated or other data provided to Salix regarding the sales or pricing of the Generic Product in the Territory are inaccurate, Watson shall notify Salix immediately of such circumstance and shall work with Salix to ensure that proper pricing information is provided to Salix as soon as possible, but in no event later than thirty (30) days after the end of the quarter in which such inaccuracy is discovered. Watson further agrees that it will provide any information reasonably requested by Salix pertaining to its methodologies for calculating government price reporting for the Generic Product. Notwithstanding the foregoing, in no event shall Salix be liable for any mistakes, errors, omissions or other inaccuracies in Watson’s pricing methodologies. The parties agree that any pricing data provided by Watson pursuant to this Section 2.8(b) shall be used for the limited purpose of complying with legal price reporting requirements and shall not in anyway be used for “price fixing” or similar anti-competitive behavior by either party. Watson has and will maintain during the Term an effective compliance program based on the Office of Inspector General Compliance Program Guidance for Manufacturers.

2.9. Promotional Materials. Watson shall not use any promotional materials in connection with the marketing, sale or distribution of the Generic Product without Salix’s prior written approval other than (a) the labeling for the Generic Product approved by Salix in accordance with Section 4.6 and (b) after the Launch Date, introduction announcements to the trade, bill sheets and Watson’s on-line product catalog; provided that any such promotional materials shall not contain any information other than the name of the Generic Product, the available packaging configurations, and pricing and delivery terms. For purposes of this Agreement, “promotional materials” means all labeling and advertising materials as defined in the Act and the regulations of the FDA thereunder.

2.10. Sampling. Watson shall not distribute any samples of Generic Product to any Third Party.

2.11. No Subcontracting or Subdistribution. All obligations and services to be performed by Watson under this Agreement shall be solely performed by Watson (or its Affiliates, in which event Watson shall cause any such Affiliate to comply with all the terms and conditions in this Agreement as if named as a party hereto) and Watson shall not outsource or subcontract any of its obligations hereunder. Watson itself shall directly market, offer for sale, and sell the Generic Product to the trade (including, without limitation, pharmaceutical wholesalers and retailers) in the Territory and Watson shall not market, offer for sale, or sell the Generic Product to the trade (including, without limitation, pharmaceutical wholesalers and retailers) through or by means of any Third Party without the prior written consent of Salix. Watson covenants and warrants that all sales of Generic Product by Watson or its Affiliates to Wholesaler Affiliates shall be made on arm’s length terms and conditions.

2.12. [*]

ARTICLE 3. PROFIT SHARE

3.1. Profit Share.

(a) Watson shall pay to Salix, in accordance with Section 3.2, an amount equal to [*] percent ([*]%) of the positive Profits for each calendar month during the Term and any selloff period under Section 11.9 after the Term. [*]. An example of the calculation of the sharing of Profits pursuant to this Section 3.1, for illustration purposes only, is attached as Exhibit E.

(b) If, during any month during the Term occurring during the first twelve (12) months after the Launch Date (the “First Year”) there are two (2) or more Equivalent Products being distributed under separate ANDAs concurrently, then, to the extent Profits are

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

negative in such month in the First Year, Salix shall reimburse Watson for [*] percent ([*]%) of the amount of such negative Profits within sixty (60) days after the end of such calendar month; provided that, at Salix’s option, such amount may be credited against future Profits payable by Watson to Salix hereunder if, and to the extent, there are future positive Profits. If Profits are negative at any time during the Term, the parties shall cooperate in good faith to attempt to minimize potential losses to each party; provided that in no event shall either party be obligated to amend this Agreement.

3.2. Reporting and Payment. Not later than forty-five (45) days after the end of each calendar month through and including the calendar month in which all rebate and chargeback amounts on Generic Product sold during the Term and any applicable selloff period under Section 11.9 are finally reconciled in accordance with Section 1.38, Watson shall:

(a) deliver to Salix a written report substantially in the form attached as Exhibit G that specifies the Net Sales and Profits with respect to such calendar month; and

(b) pay to Salix the amount owed to Salix with respect to such calendar month in accordance with Section 3.1.

3.3. Maintenance of Records; Audit. Watson shall maintain, and shall cause its Affiliates to maintain, at a location in the United States, complete and accurate books and records in such detail as is necessary to accurately calculate the amounts payable to Salix under Section 3.1. Such books and records shall be maintained for a period of at least five (5) years after the end of the Calendar Year in which they were generated, or for such longer period as may be required by Applicable Law. Once per each Calendar Year during the period commencing on the Effective Date and ending twenty-four (24) months after the end of the Calendar Quarter in which all rebate and chargeback amounts on Generic Product sold during the Term and any applicable selloff period under Section 11.9 are finally reconciled in accordance with Section 1.38, Salix shall have the right to have an independent accounting firm reasonably acceptable to Watson audit and examine the relevant books and records as may be reasonably necessary to determine and/or verify the amount of payments due hereunder and Watson’s compliance with its obligations hereunder. Such audit and examination shall be conducted and shall take place, and Watson shall, and shall cause its Affiliates to, make such books and records available, during normal business hours at the facility(ies) where such books and records are maintained. Each such audit and examination shall be limited to pertinent books and records for any Calendar Year ending not more than twenty-four (24) months prior to the date of the audit. Before permitting such independent accounting firm to have access to such books and records, Watson may require such independent accounting firm and its personnel involved in such audit to sign a customary confidentiality agreement in form and substance reasonably acceptable to Watson as to any Confidential Information which is to be provided to such accounting firm or to which such accounting firm will have access while conducting the audit under this Section 3.3. The independent accounting firm will prepare and provide to Salix and Watson a written report stating only whether the reports submitted and amounts paid pursuant to Section 3.2 were correct or incorrect, and the amounts of any discrepancies. Prior to disclosing the results of any such audit, the auditor shall present Watson with a preliminary report of its findings and provide Watson with an opportunity to respond to any questions raised or issues identified. In the event that there was an underpayment or overpayment by Watson hereunder, Watson or Salix, as the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

case may be, shall promptly (but in no event later than thirty (30) days after its receipt of the independent accountant’s report so concluding) make payment to the other of the amount of such underpayment or overpayment. Salix shall bear all costs and expenses of any such audit, except that if any audit discloses an underpayment or overpayment by Watson with respect to any Calendar Year in excess of the lesser of (i) [*] percent ([*]%) of the aggregate amount required to be paid under Section 3.1 and (ii) [*] dollars ($[*]), all costs and expenses of the audit, including the expenses of the independent accounting firm, shall be borne and promptly paid by Watson.

ARTICLE 4. PRODUCT SUPPLY

4.1. [*] Supply. Subject to the terms and conditions of this Agreement, Salix agrees to supply, or cause its Affiliate or a Third Party to supply, to Watson during the Term, and Watson agrees to purchase from Salix, Salix’s Affiliate or such Third Party, as the case may be, [*] of Watson’s requirements of the Generic Product. Salix, in its sole discretion, shall determine whether to Manufacture the Generic Product or to have an Affiliate of Salix or Third Party Manufacture Generic Product.

4.2. Forecasting and Orders.

(a) Watson acknowledges and agrees that all forecasts and Firm Orders shall be subject to the maximum monthly Whole Lot quantities set forth in Exhibit C attached hereto.

(b) At least [*] ([*]) days prior to the first day of each Calendar Quarter during the Term commencing with the Calendar Quarter in which the expected Launch Date occurs, Watson shall deliver to Salix a written good faith forecast estimating the quantities of Generic Product that Watson expects to purchase from Salix during such Calendar Quarter and the following three (3) Calendar Quarters, broken out on a monthly basis (each a “Forecast”). The first Calendar Quarter of each Forecast shall be a “Firm Forecast.” Except as provided in Section 4.2(c), each Forecast shall be non-binding and shall be used by Salix for planning purposes only.

(c) At least [*] ([*]) days prior to the first day of each Calendar Quarter during the Term commencing with the Calendar Quarter in which the expected Launch Date occurs, Watson shall submit to Salix a written purchase order in such form as shall be reasonably acceptable to Salix (a “Firm Order”) for the quantity of Generic Product to be delivered to Watson during each month of such Calendar Quarter, which Purchase Order shall specify the required delivery date for such Generic Product. The quantity of Generic Product specified in any Purchase Order for delivery in any month of a Calendar Quarter shall not be less than [*] percent ([*]%) of, nor more than [*] percent ([*]%) of, the quantities specified in the Firm Forecast applicable to such month. In the event Salix fails to timely deliver Generic Product ordered hereunder, Watson may revise its Forecasts, including any Firm Forecast, to address the shortfall of supply and/or the impact such late delivery may have had on the trade for Generic Product, and Salix shall use Commercially Reasonable Efforts to accommodate such revisions.

(d) If any Generic Product purchased by Watson prior to the Launch Date has less than sixteen (16) months remaining before its expiration date, and the Launch Date has not

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

occurred, Watson may return such Generic Product to Salix and Salix shall use Commercially Reasonable Efforts to replace promptly such returned Generic Product with Generic Product with expiration dating greater than twenty (20) months at no additional cost. In the event the Parties determine that it is likely that Watson will have to return Generic Product pursuant to this Section 4.2(d), the Parties will use Commercially Reasonable Efforts to assure that such replacement Generic Product shall be available by the Launch Date.

4.3. Whole Lots. Watson shall order and forecast all quantities of Generic Product only in whole batch size increments of approximately [*] capsules (“Whole Lots”); provided that Watson acknowledges and agrees that unit quantities in Whole Lots may vary from time to time due to discards and yield variances. At the time of delivery, all Generic Product delivered hereunder shall have a minimum of twenty-four (24) months remaining on the expiry schedule for the Generic Product as specified in the NDA.

4.4. Firm Orders. Subject to Article 11, Watson shall be obligated to purchase, and Salix shall be obligated to deliver by the required delivery date set forth therein, such quantities of Generic Product as are set forth in each Purchase Order. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

4.5. Delivery. Salix shall deliver, or arrange for delivery of, all Generic Product purchased by Watson hereunder CIP (as defined in Incoterms 2000) a single distribution facility of Watson in the United States. Title to and risk of loss of all Generic Product sold hereunder shall pass to Watson upon delivery to the carrier. Salix shall include, or cause to be included, the following with each shipment of Generic Product: (a) Watson purchase order number, (b) the batch numbers for the Generic Product included, (c) the quantity of the Generic Product included, (d) a Certificate of Analysis (the content of which will be outlined in the Quality Agreement) and (e) a Certificate of Compliance (the content of which will be outlined in the Quality Agreement).

4.6. Packaging Configuration. Within five (5) days after the Effective Date, Salix shall supply Watson with Salix’s labeling for the Branded Product. Within fourteen (14) days after Watson’s receipt of such labeling, Watson shall provide to Salix proposed camera ready artwork for the labeling and packaging for the Generic Product which shall be consistent with the labeling and packaging of the Branded Product; provided that the labeling and packaging for the Generic Product shall have appropriate references to Watson and the NDC Numbers obtained pursuant to Section 2.7 and no reference to the Trademark. The labeling and packaging for the Generic Product shall be subject to the prior approval of Salix, which approval shall not be unreasonably withheld or delayed. Salix shall only be obligated to supply to Watson Generic Product in the packaging configurations set forth in Exhibit D. Watson shall be solely responsible for the content of all labeling and packaging print copy and Watson shall ensure that all such labeling and packaging print copy complies with all Applicable Laws. Any changes to the packaging and labeling of the Generic Product requested by Watson shall require the prior written consent of Salix, which approval shall not be unreasonably withheld or delayed. If Salix consents to such changes, such changes shall be effected at Watson’s sole cost and expense.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.7. Supply Discussions. As soon as reasonably practicable after the Effective Date, the parties shall engage in good faith discussions for a period of not less than ninety (90) days to attempt to agree on the terms and conditions on which Watson would Manufacture and supply to Salix Branded Product and Generic Product; it being acknowledged and agreed by Watson and Salix that neither party shall have any obligation to enter into any such manufacturing and supply agreement and that either party may determine not to enter into such an agreement in its sole and absolute discretion.

4.8. Salix Premises. Salix will permit Watson’s independent and qualified representatives acceptable to Salix, which acceptance will not be unreasonably withheld, access, no more than once each calendar year, or more frequently in the event of a For Cause Incident, all at reasonable times and on reasonable notice, to Salix’s Manufacturing facilities for Generic Product to conduct inspections of the premises where the Generic Product is being manufactured, tested and stored. All of Watson’s representatives will be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection and at all times during any such inspection shall be accompanied by a representative of Salix. Watson will provide Salix with a written report of the results of any inspections of Salix’s Manufacturing facilities for Generic Product by Watson’s independent and qualified representatives within thirty (30) days of any such inspection. If Salix disputes the findings of the inspection, such dispute will be resolved through the resolution procedures set forth in the Quality Agreement. To the extent the Generic Product is Manufactured for Salix by a Third Party, Salix shall use Commercially Reasonable Efforts to obtain the consent of such Third Party to submit to and participate in such inspections as set forth in this Section 4.8. For the avoidance of doubt, any and all observations, information and data resulting from or in connection with any such inspection shall be highly confidential information of Salix, shall not be disclosed by Watson to any Person, and shall be used by Watson solely for purposes of ensuring compliance by Salix with its obligations hereunder.

ARTICLE 5. PRICE; COSTS

5.1. Purchase Price. The price payable by Watson (the “Purchase Price”) for all Generic Product delivered hereunder shall be $[*] per 750 mg capsule.

5.2. Payment. Salix shall invoice Watson for all Generic Product promptly after delivery thereof. Watson shall pay the applicable Purchase Price for each delivery of Generic Product within forty-five (45) days after the date of the applicable invoice. In the event that the terms of any invoice are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 6. PRODUCT WARRANTY AND LIMITATIONS

6.1. Warranty. Salix warrants that all Generic Product supplied by it hereunder, at the time of delivery thereof, (a) will comply with the Specifications, (b) will have been Manufactured in material compliance with cGMP and all other Applicable Laws, (c) will not be adulterated or misbranded within the meaning of the Act, and (d) may be introduced into interstate commerce pursuant to the Act. Salix further warrants and represents that, to its knowledge, the Manufacture, use, offer for sale, sale and importation of the Generic Product in the Territory in accordance with this Agreement does not infringe any issued and enforceable patent of any Third Party.

6.2. Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

6.3. Noncompliant Product.

(a) In the event that Watson determines that any Generic Product delivered to it hereunder does not comply with the warranty set forth in Section 6.1, Watson shall give Salix written notice of such noncompliance and the reasons therefor (including sufficient samples for confirmatory testing, if applicable) (a) within thirty (30) days after delivery, in the case of noncompliance readily discoverable by a customary inspection of such Generic Product upon delivery thereof, or (b) within fifteen (15) days after discovery, in the case of noncompliance not readily discoverable by a customary inspection of such Generic Product upon receipt thereof. Salix shall evaluate, or cause to be evaluated, such Generic Product (including appropriate testing of the samples provided by Watson, if applicable) and notify Watson within fifteen (15) business days after receipt of Watson’s notice whether it has confirmed such noncompliance. If Salix notifies Watson that it has not confirmed such noncompliance and Watson continues to believe such Generic Product is noncompliant, Salix and Watson promptly shall submit the dispute to an independent testing laboratory or other applicable expert of recognized standing in the industry mutually acceptable to Salix and Watson. Each party shall cooperate with the laboratory or other expert in its evaluation. The findings of the laboratory or other expert shall be binding on the parties. The expenses for such laboratory or other expert shall be borne by the party whose analysis was not substantiated by the findings of such laboratory or other expert.

(b) If, pursuant to Section 6.3(a), any Generic Product is determined not to comply with the warranty set forth in Section 6.1, then Salix promptly shall replace such noncompliant Generic Product with compliant Generic Product, and any such noncompliant Generic Product that is in Watson’s control shall be destroyed pursuant to Salix’s reasonable instructions and at Salix’s expense. Salix may, if it so requests, be present at the destruction of such Generic Product. Except as set forth in Sections 7.3 and 10.2, the remedies set forth in this Section 6.3(b) shall constitute Watson’s sole and exclusive remedy for any breach by Salix of the warranty set forth in Section 6.1.

ARTICLE 7. QUALITY CONTROL

7.1. Quality and Safety Agreements. Prior to the Launch Date, the parties shall enter into a Quality Agreement relating to quality assurance matters for the Generic Product and a Safety Agreement relating to adverse experience reporting and other safety matters for the Generic Product, in each case on customary and reasonable terms, and each party shall duly and punctually perform all of its obligations under and pursuant to such Quality Agreement and Safety Agreement.

7.2. Information Requests. Salix shall have the exclusive right to respond to all questions or requests for information about the Generic Product made by any medical professionals or any other Person to Watson that are beyond the scope of the labeling for the Generic Product. Watson promptly shall communicate to Salix all such questions or requests.

7.3. Recalls. In the event Salix shall be required or shall voluntarily decide to recall any Generic Product or take any other market withdrawal with respect to any Generic Product, then Watson shall fully cooperate with Salix and comply with Salix’s instructions in the carrying out of such recall and/or market withdrawal. Salix shall be responsible for all recall and/or market withdrawal expenses except to the extent such recall and/or market withdrawal is initiated because of a defect in the Generic Product which is attributable to a breach by Watson of its representations, warranties, covenants or agreements under this Agreement. In such event, Watson shall reimburse Salix for recall and/or market withdrawal expenses incurred by Salix or its Affiliates in connection therewith to the extent attributable to such breach. Prior to determining whether to implement a recall or market action with respect to the Generic Product, Salix shall consult in good faith with Watson; provided that if the parties do not agree whether a recall and/or market action should be implemented, the decision to initiate a recall and/or market action shall be made by Salix. Notwithstanding the foregoing, Watson shall not be restricted from taking any action which Watson believes in good faith after consultation with its legal counsel is required by law or regulation.

7.4. Withdrawal. In the event Salix elects to withdraw the NDA from the Territory, then Watson shall fully cooperate with Salix and comply with Salix’s instructions in the carrying out of such withdrawal if so instructed by Salix. Except as set forth in Section 11.9(g)(iv), all expenses incurred by Watson or its Affiliates in connection with such withdrawal shall be borne by Salix. Watson acknowledges and agrees that Salix shall have the right to withdraw the NDA from the Territory at any time in its sole and absolute discretion.

7.5. Noncompliance. If Salix discovers that any lot of Generic Product previously delivered to Watson by Salix under this Agreement fails to comply with the warranty set forth in Section 6.1, Salix shall promptly notify Watson of such failure and the nature thereof in detail. Salix shall promptly investigate all such failures and provide the findings of such investigation to Watson. Salix shall consult with Watson in an effort to arrive at an acceptable procedure for taking appropriate action in response to such failure.

7.6. Change to Specifications. Salix in its sole discretion shall have the right to change the Specifications and the process of Manufacturing Generic Product from time to time; provided that Salix shall give Watson reasonable (under the circumstances) advance notice of any such change. Salix shall not be required to make any change to the Specifications or the process of Manufacturing Generic Product requested by Watson. The costs associated with all changes to the Specifications or the process of Manufacturing Generic Product shall be borne by Salix unless such change was requested by Watson and approved by Salix, in which event Watson shall bear all of such costs.

7.7. Returns. In the event that Salix receives any returned goods of Generic Product from a Third Party, Salix shall notify Watson of such returned goods and destroy such returned goods at Watson’s sole expense. Watson shall not have the right to return any Generic Product to Salix, other than in accordance with Section 4.2(d) and Article 11.

7.8. Batch Records. Batch records, including information relating to the Manufacturing for each lot of finished Generic Product produced hereunder, will be prepared in accordance with cGMP. Batch records and all other records relating to Manufacturing hereunder shall be retained by Salix for such period of time as is required under applicable rules and regulations of the FDA. In the event (i) Salix receives a regulatory letter or comments from any federal agency in connection with its Manufacture of Generic Product or the facility(ies) where Generic Product is Manufactured requiring a response or action by Salix, or the Third Party manufacturer, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a “Warning Letter,” or (ii) any batch of Generic Product purchased by Watson pursuant to this Agreement is the subject of a recall or market withdrawal (each of (i) and (ii) a “For Cause Incident”), promptly following Watson’s prior written request therefor, Salix shall make available to Watson, at Salix’s premises during business hours, a complete copy of an executed batch record for each SKU of Generic Product associated with such For Cause Incident. Additionally, Salix shall, upon Watson’s written request in connection with any audit under Section 4.8, and to the extent applicable, make available for review by Watson during the course of such audit, updates to the process validation report and equipment cleaning validation for Generic Product. Any representative of Watson shall be accompanied by a representative of Salix at all times during any such review. All records made available to Watson hereunder shall be considered highly confidential materials of Salix, shall not be disclosed by Watson to any person, and shall be used by Watson solely for purposes of ensuring compliance by Salix with its obligations hereunder.

ARTICLE 8. REGULATORY INTERACTIONS

8.1. Control of NDA. Salix shall have the exclusive responsibility for maintenance of the NDA and the conduct of all regulatory actions with respect to, and communications and filings with and submissions to, the FDA with respect to the NDA and the marketing, distribution and sale of the Generic Product under this Agreement, including making all filings with the FDA required for any Specification or Manufacturing change, as well as reporting of adverse events. Salix, at its expense, shall use Commercially Reasonable Efforts to make such filings with the FDA as are necessary for Salix to perform its obligations under this Agreement.

8.2. Cooperation. Each party, at the expense of the other party, shall provide the other party with all reasonable assistance and take all actions reasonably necessary to enable such other party to comply with all Applicable Laws in connection with such other party’s activities under this Agreement.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

9.1. Warranties. Each party represents, warrants and covenants to the other that:

(a) it, its Affiliates, and its and their employees have not been, and during the Term will not be, debarred under Section 306 of the Act or excluded from participation in any Federal or state healthcare program or Federal or state contract;

(b) it has no and will have no conflict of interest in performing its obligations under this Agreement;

(c) it is not and will not be prohibited from performing under this Agreement as a result of any contract, agreement or other arrangement, whether oral or written; and

(d) it has not been convicted of or pled nolo contendere to any felony or to any Federal or state legal violation relating to prescription drug products.

9.2. Warranties. Salix further represents, warrants and covenants to Watson that:

(a) Salix will perform all stability and other testing sufficient to maintain the Generic Product in conformity with the NDA.

(b) Salix will not sell the Generic Product to any Third Party outside of the Territory if Salix knows, or should have known, that such Third Party intends to resell the Generic Product inside of the Territory.

ARTICLE 10. INDEMNITY

10.1. Watson Indemnity. Watson shall defend, indemnify and hold harmless Salix, its Affiliates and their respective directors, officers, shareholders, employees and agents, and their respective successors and permitted assigns (“Salix Indemnitees”) from any and all claims, actions, causes of action, liabilities, losses, costs, damages or expenses, including reasonable attorneys’ fees (“Losses”), which directly or indirectly arise out of or relate to (a) a breach or failure to perform by Watson of any warranty, representation, covenant or agreement made by Watson in this Agreement, (b) the negligence, recklessness or willful misconduct of Watson in the performance of its obligations under this Agreement, or (c) any Third Party allegations, claims, investigations or demands relating to Watson’s sale of Generic Product using Watson trade dress, in each case except for those Losses for which Salix has an obligation to indemnify the Watson Indemnitees pursuant to Section 10.2, as to which Losses each party shall indemnify the other to the extent of its respective liability.

10.2. Salix Indemnity. Salix shall defend, indemnify and hold harmless Watson, its Affiliates and their respective directors, officers, shareholders, employees and agents, and their respective successors and permitted assigns (the “Watson Indemnitees”), from any and all Losses which directly or indirectly arise out of or relate to (a) a breach or failure to perform by Salix of any warranty, representation, covenant or agreement made by Salix in this Agreement, (b) the negligence, recklessness or willful misconduct of Salix in the performance of its obligations under this Agreement, (c) any death or personal injury arising from the use of the Generic

Product, (d) any Third Party allegation that the marketing and sale by Watson of the Generic Product in the Territory in accordance with the terms of this Agreement infringes or violates any patent, trade secret, copyright, trademark or other intellectual property rights of any Third Party, or (e) any Third Party allegations, claims, investigations or demands relating to Watson’s sale of Generic Product bearing Salix trade dress, including, but not limited to any Third Party allegations, claims, investigations or demands arising from the packaging of capsules bearing a capsule image that is the same as the capsule image of the Branded Product in Watson trade dress for subsequent sale as Generic Product in each case except for those Losses for which Watson has an obligation to indemnify the Salix Indemnitees pursuant to Section 10.1, as to which Losses each party shall indemnify the other to the extent of its respective liability.

10.3. Procedures. The indemnified party shall give the indemnifying party (a) prompt written notice of any claims made for which the indemnified party knows or reasonably should know the indemnifying party reasonably may be liable under the foregoing indemnification and (b) the opportunity to defend, negotiate, and settle such claims. The indemnified party shall provide the indemnifying party with all information in its possession, all authority and all assistance necessary to enable the indemnifying party to carry on the defense of such suit; provided, however, that the indemnified party reserves the right to retain its own counsel to defend itself in, but not control the defense of, such suit, at its own expense, unless (i) the interests of the indemnified party and the indemnifying party in the suit conflict in such a manner and to such extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for the indemnified party, in which case, the indemnifying party will pay for one separate counsel chosen by the indemnified party or (ii) the indemnifying party shall not have employed attorneys reasonably satisfactory to the indemnified party to defend any action within a reasonable time after notice of commencement of such action. Neither party shall be responsible to or bound by any settlement made by the other party without its prior written consent, which shall not be unreasonably withheld or delayed.

10.4. Limitation of Liability. EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTIONS 10.1 AND 10.2, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR LOSSES OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

10.5. Insurance. Each party shall maintain comprehensive general liability insurance, including product liability insurance against claims related to the Manufacture and commercialization of the Generic Product under this Agreement, in amounts of not less than $[*] for each claim and $[*] in the aggregate, both during the Term and thereafter for so long as it customarily maintains insurance for itself for similar products and activities.

10.6. Nothing in this Article 10 will act to negate any obligation under common law of either Party to mitigate damages with respect to any Losses for which such Party is seeking indemnification from the other Party hereunder.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 11. TERM AND TERMINATION

11.1. Term. Unless earlier terminated in accordance with the terms hereof, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date, and shall thereafter automatically renew for additional one-year periods unless either party gives the other party written notice at least six (6) months prior to the expiration of the initial five (5)-year period or the applicable renewal period.

11.2. Termination by Salix. This Agreement may be terminated by Salix:

(a) If Watson shall be in breach of any material obligation hereunder and has not cured such breach within [*] ([*]) days after receipt of a notice from Salix requesting the cure of such breach. Such termination shall be effective upon failure of Watson to cure such breach within such period; or

(b) Upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by Watson, or upon the failure by Watson for more than ninety (90) days to discharge any such actions against it. Such termination shall be effective upon receipt of notice from Salix; or

(c) If a Force Majeure event affecting the performance of Watson specified in Section 13.2 shall continue for more than [*] ([*]) consecutive days. Such termination shall be effective upon receipt of notice from Salix; or

(d) Upon written notice given by Salix to Watson at least thirty (30) days prior to the end of any Calendar Quarter, if Salix, in its sole and absolute discretion, determines that this Agreement has become commercially unviable as the result of [*]. Such termination shall be effective at midnight of the last day of the Calendar Quarter immediately following the Calendar Quarter in which notice of termination is given by Salix; or

(e) In the event that at any time during the Term Salix obtains the legal right, through the enforcement of Salix’s intellectual property or other rights, to prohibit the marketing and sale of Equivalent Products in the Territory, Salix may terminate this Agreement upon thirty (30) days’ prior notice to Watson; or

(f) In the event that at any time during the Term Salix ceases distribution of the Branded Product, Salix, after consultation with Watson, may terminate this Agreement upon thirty (30) days’ prior notice to Watson.

11.3. Termination by Watson. This Agreement may be terminated by Watson:

(a) If Salix shall be in breach of any material obligation hereunder (other than failure to deliver Generic Product) and has not cured such breach within [*] ([*]) days after receipt of a notice from Watson requesting the cure of such breach. Such termination shall be effective upon failure of Salix to cure such breach within such period; or

(b) Upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by Salix, or upon the failure by Salix for more than ninety (90) days to discharge any such actions against it. Such termination shall be effective upon receipt of notice from Watson; or

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) If a Force Majeure event affecting the performance of Salix specified in Section 13.2 shall continue for more than [*] ([*]) consecutive days. Such termination shall be effective upon receipt of notice from Watson; or

(d) If for any reason (other than a Force Majeure event) Generic Product is not supplied by the delivery date set forth in a Firm Order submitted in accordance with Section 4.2 and Salix’s failure to supply remains uncured for a period of [*] ([*]) days beyond the applicable delivery date(s) specified in such Firm Order, Watson shall have the right to terminate this Agreement with 30 days’ prior written notice of such termination to Salix; or

(e) If for any reason [*], Watson will have the right to terminate this Agreement with 30 days’ prior written notice of such termination to Salix.

11.4. Change of Control.

(a) No later than ten (10) days following the earlier of (a) the effective date of a Change of Control and (b) the public announcement by or on behalf of Watson or Parent of the entry by Watson or Parent into a definitive agreement providing for a Change of Control, Watson shall provide written notice to Salix informing Salix of such transaction. If any Person or group that controls (or would control) Watson and/or Parent (or assumes Watson’s rights and obligations hereunder) as a result of such Change of Control is not reasonably acceptable to Salix, Salix may terminate this Agreement (i) in the case of notice provided in accordance with subsection (a) above, effective immediately, upon written notice to Watson and (ii) in the case of notice provided in accordance with subsection (b) above, upon ninety (90) days prior written notice, provided that, if the effective date of the Change of Control occurs prior to the end of such ninety (90) day period, the effective date of such termination shall be the effective date of the Change of Control.

(b) If during the Term Watson or an Affiliate enters into an agreement (an “Acquisition Agreement”) pursuant to which Watson becomes an Affiliate of a Person that (i) develops, manufactures, markets or sells an Equivalent Product and (ii) prior to the date of the Acquisition Agreement was a Third Party, and provided that the primary purpose of such Acquisition Agreement was for something other than acquiring rights to the Equivalent Product, (A) Watson will immediately notify Salix of the entry into such Acquisition Agreement (the “Acquisition Notice”), (B) [*], (C) Watson shall have the right to terminate this Agreement upon one-hundred-eighty (180) days’ prior written notice of such termination to Salix, but such termination shall only be effective upon completion of the transactions contemplated by such Acquisition Agreement (which in no event shall relieve Watson of any obligation under Section 2.12 prior to the effective date of such termination), and (D) Salix shall have the right to terminate this Agreement, effective immediately, upon written notice to Watson. In addition to its obligations under Section 11.9(j) or 11(k), as the case may be, Watson shall pay to Salix, not later than forty-five (45) days after the end of each month during the period commencing on the date of delivery of the Acquisition Notice and ending on the last day of the month in which the effective date of termination occurs, an amount (if any) equal to the positive difference between (1) [*]% of the Average Monthly Profits, less (2) [*]% of the actual Profits for such month.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.5. Withdrawal of NDA. In the event Salix elects to withdraw the NDA from the Territory, this Agreement automatically shall terminate upon such withdrawal.

11.6. Agency Action. In the event that any governmental entity determines that this Agreement violates any Applicable Law, either Salix or Watson may terminate this Agreement immediately upon written notice to the other party.

11.7. Statutory Rights. Watson acknowledges that it is cognizant of certain state statutes that impose on a wholesaler, distributor or importer specific duties and obligations with regard to the termination of a distribution agreement. Notwithstanding the rights conferred under those statutes to a distributor, Watson hereby waives its rights thereunder with respect to a valid termination by Salix pursuant to a termination right under this Agreement and in consideration of its appointment hereunder covenants not to sue Salix in the event of the termination of this Agreement by Salix pursuant to the terms hereof, except for the purpose of enforcing Watson’s express rights under this Agreement.

11.8. [*].

11.9. Effect of Expiration or Termination.

(a) Upon expiration of the Term of this Agreement, Watson shall be permitted to sell off any inventory of Generic Product in its possession as of the date of expiration.

(b) Upon termination of this Agreement by Salix pursuant to Section 11.2(a) or by Watson pursuant to Section 11.8:

(i)	Watson immediately shall cease all sales, marketing and distribution of the Generic Product and Watson shall immediately destroy any inventory of Generic Product under its control, at its expense, and shall either, at Salix’s option, (A) allow a Salix representative to be present during such destruction or (B) provide a certificate of such destruction.

(ii)	All then outstanding Firm Orders automatically shall be cancelled.

(iii)	Watson promptly shall reimburse Salix for all actual and reasonable costs incurred by Salix to complete activities associated with the termination of this Agreement, including, without limitation (A) the costs of all Materials purchased by Salix up to the effective date of termination which cannot be diverted to Salix’s other uses and which are non-refundable and (B) the Purchase Price for any finished Generic Product and the cost of any work in process which cannot be diverted to Salix’s other uses held by Salix as of the effective date of termination and Manufactured by Salix in accordance with Firm Orders then outstanding.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iv)	To the extent any amount reimbursable by Salix pursuant to Section 3.1(b) has not been reimbursed by Salix or credited against Profits payable by Watson as of the date of termination, Salix shall reimburse such amount to Watson within sixty (60) days after the date of termination.

(c) Upon termination of this Agreement by Salix pursuant to Section 11.2(b) or (c):

(i)	Watson shall be permitted to sell off any inventory of Generic Product in its possession as of the date of termination.

(ii)	All then outstanding Firm Orders automatically shall be cancelled.

(iii)	Watson promptly shall reimburse Salix for all actual and reasonable costs incurred by Salix to complete activities associated with the termination of this Agreement, including, without limitation (A) the costs of all Materials purchased by Salix up to the effective date of termination which cannot be diverted to Salix’s other uses and which are non-refundable and (B) the Purchase Price for any finished Generic Product and the cost of any work in process which cannot be diverted to Salix’s other uses held by Salix as of the effective date of termination and Manufactured by Salix in accordance with Firm Orders then outstanding.

(d) Upon termination of this Agreement by Salix pursuant to Section 11.2(d):

(i)	All then outstanding Firm Orders automatically shall be cancelled.

(ii)	Watson immediately shall cease all sales, marketing and distribution of the Generic Product and Salix promptly shall repurchase all saleable inventory of the Generic Product held by Watson as of the date of termination at the Purchase Price paid for such Generic Product, and Watson shall deliver such Generic Product to Salix at Salix’s expense.

(e) Upon termination of this Agreement by Watson pursuant to Section 11.3 or by Salix pursuant to Section 11.8:

(i)	All then outstanding Firm Orders automatically shall be cancelled.

(ii)	Watson shall be permitted to sell off any inventory of Generic Product in its possession as of the date of termination.

(iii)	To the extent any amount reimbursable by Salix pursuant to Section 3.1(b) has not been reimbursed by Salix or credited against Profits payable by Watson as of the date of termination, Salix shall reimburse such amount to Watson within sixty (60) days after the date of termination.

(f) Upon termination of this Agreement by Salix pursuant to Section 11.2(f) or 11.4(a):

(i)	All then outstanding Firm Orders automatically shall be cancelled; provided that, if on the date of termination Watson holds less than [*] months’ of inventory of the Generic Product (determined based on the average monthly amount of Generic Product sold by Watson and its Affiliates during the [*] full month-period prior to the date of termination), then, at Watson’s option, Salix will fulfill, in accordance with the terms of this Agreement and such Firm Orders, that portion of any outstanding Firm Orders necessary to supply Watson a quantity of Generic Product equal to the difference between [*] months’ inventory and the quantity of Generic Product actually held by Watson on the date of termination.

(ii)	Watson shall be permitted a sell-off period of [*] days to sell off any inventory of Generic Product in its possession as of the date of termination. Watson immediately shall cease all sales, marketing and distribution of the Generic Product at the end of such selloff period and Salix promptly shall repurchase all saleable inventory of the Generic Product held by Watson as of the end of such selloff period at the Purchase Price paid by Watson for such Generic Product, and Watson shall deliver such Generic Product to Salix at Salix’s expense.

(g) Upon termination of this Agreement by Salix pursuant to Section 11.5:

(i)	All then outstanding Firm Orders automatically shall be cancelled.

(ii)	Watson immediately shall cease all sales, marketing and distribution of the Generic Product.

(iii)	Salix promptly shall repurchase (A) all saleable inventory of the Generic Product held by Watson as of the date of termination and (B) all Generic Product recovered by Watson from customers in accordance with subsection (iv) below, in each case at the Purchase Price paid for such Generic Product, and Watson shall deliver such Generic Product to Salix at Salix’s expense.

(iv)	Under the direction of Salix, Watson shall, at Salix’s expense (excluding any refunds to customers, which shall be paid by

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Watson and taken into account in the calculation of Net Sales), use its best efforts to recover all Generic Product which has been delivered to Watson but is no longer within Watson’s control, other than such Generic Product that has been consumed; provided that if any refunds paid to a customer by Watson under this Section 11.8(g)(iv) would reduce the Profits for any period with respect to which a payment of Profits had already been made by Watson to Salix pursuant to Section 3.2, Salix promptly shall pay to Watson the amount necessary such that the proper allocation of Profits for such period pursuant to Section 3.1, taking into account such refunds, shall be achieved.

(h) Upon termination of this Agreement by either party pursuant to Section 11.6:

(i)	All then outstanding Firm Orders automatically shall be cancelled.

(ii)	Watson immediately shall cease all sales, marketing and distribution of the Generic Product and Watson shall immediately destroy any inventory of Generic Product under its control and shall either, at Salix’s option, (i) allow a Salix representative to be present during such destruction or (ii) provide a certificate of such destruction.

(iii)	Salix shall bear [*]% and Watson shall bear [*]% of all actual and reasonable costs incurred by the parties to complete activities associated with the termination of this Agreement, including, without limitation, (A) the costs of all Materials purchased by Salix up to the effective date of termination which cannot be diverted to Salix’s other uses and which are non-refundable, (B) the cost of any Generic Product and any work in process which cannot be diverted to Salix’s other uses held by Salix as of the effective date of termination and Manufactured by Salix in accordance with Firm Orders then outstanding, and (C) the Purchase Price paid by Watson for any Generic Product held by Watson as of the date of termination. Each party shall use Commercially Reasonable Efforts to minimize the costs it incurs to complete activities associated with the termination of this Agreement.

(iv)	Each party acknowledges and agrees that the other party shall have no liability of any kind to such first party, other than as provided in this Section 11.9(h), for termination of this Agreement under Section 11.6.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(i) Upon termination of this Agreement by Salix pursuant to Section 11.2(e):

(i)	All then outstanding Firm Orders automatically shall be cancelled.

(ii)	Watson immediately shall cease all sales, marketing and distribution of the Generic Product and Salix promptly shall repurchase all saleable inventory of the Generic Product held by Watson as of the termination date at the Purchase Price paid by Watson for such Generic Product, and Watson shall deliver such Generic Product to Salix at Salix’s expense.

(iii)	Salix shall reimburse Watson for any reasonable and customary supplier penalties that are incurred by Watson for cancellation of customer supply contracts that exist as of the date of the notice for such termination.

(j) Upon termination of this Agreement by Watson pursuant to Section 11.4(b):

(i)	Watson immediately shall cease all sales, marketing and distribution of the Generic Product and Watson shall immediately destroy any inventory of Generic Product under its control, at its expense, and shall either, at Salix’s option, (A) allow a Salix representative to be present during such destruction or (B) provide a certificate of such destruction.

(ii)	All then outstanding Firm Orders automatically shall be cancelled.

(iii)	For a period of twelve (12) months from the effective date of such termination, Watson shall make monthly payments to Salix, not later than forty-five (45) days after the end of each month during such twelve (12) month period, each of which payments shall be equal to [*]% of the Average Monthly Profits.

(k) Upon termination of this Agreement by Salix pursuant to Section 11.4(b):

(i)	Watson immediately shall cease all sales, marketing and distribution of the Generic Product and Salix promptly shall repurchase all saleable inventory of the Generic Product held by Watson as of the termination date at the Purchase Price paid by Watson for such Generic Product, and Watson shall deliver such Generic Product to Salix at Salix’s expense.

(ii)	All then outstanding Firm Orders automatically shall be cancelled.

(iii)	For a period of twelve (12) months from the effective date of such termination, Watson shall make monthly payments to Salix, not later than forty-five (45) days after the end of each month during such twelve (12) month period, each of which payments shall be equal to [*]% of the Average Monthly Profits.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.10. Sales During Selloff Period. During any selloff period after the expiration or termination of this Agreement permitted under Section 11.9, Watson shall store, handle, market, sell and distribute the Generic Product pursuant to all terms and conditions of this Agreement in effect prior to such expiration or termination.

11.11. Reconciliation. For a period of two (2) years from the date of any termination or expiration of this Agreement, Watson shall, initially no later than sixty (60) days after the six-month anniversary of the end of the Calendar Quarter within which the Agreement expired or was terminated, and quarterly thereafter, prepare and deliver to Salix a reasonably detailed report (each, a “Profits Report”), of the cumulative Profits from the Effective Date through the end of the period covered by the Profits Report which reconciles (i) previously estimated amounts of Profits with (ii) actual experience for the period covered by the Profits Report (the difference, if any, the “Reconciled Amount”). If the Profits Report shows a positive adjustment to Profits, Watson shall pay to Salix [*] percent ([*]%) of the Reconciled Amount within fifteen (15) days of Salix’s receipt of the Profits Report. If the Profits Report shows a negative adjustment to Profits, Salix shall pay to Watson [*] percent ([*]%) of the Reconciled Amount within fifteen (15) days of Salix’s receipt of the Profits Report.

11.12. Accrued Rights. The expiration or termination of this Agreement shall not affect the rights and obligations of the parties arising prior to such expiration or termination.

ARTICLE 12. CONFIDENTIAL INFORMATION

12.1. Confidential Information.

(a) For purposes of this Agreement, “Confidential Information” means any and all information or material, whether oral, visual, in writing or in any other form, that, at any time before or after the date hereof, has been or is provided, communicated or otherwise made known to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom.

(b) Except to the extent expressly permitted by this Agreement and subject to the provisions of Sections 12.2 and 12.3, at all times during the Term and for a period of seven (7) years following the expiration or termination thereof, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose or use, directly or indirectly, for any purpose, any Confidential Information of the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates or consultants who have a need to know such information (collectively, “Recipients”) to perform the Receiving Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement). The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.2. Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a Third Party without restriction and without breach of any obligation of confidentiality between such Third Party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available by a Third Party or otherwise enters the public domain without restriction on disclosure and through no fault of the Receiving Party in breach of this Agreement; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

12.3. Permitted Disclosures. Each party and its Recipients may disclose Confidential Information to the extent that such disclosure is:

(a) made in response to a valid order of a court of competent jurisdiction or other Agency of a country or any political subdivision or regulatory body thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order; or

(b) otherwise required by applicable law, in the opinion of legal counsel to the Receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, and the Receiving Party shall exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

12.4. Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

12.5. Use of Name and Disclosure of Terms. No press release, public announcement, confirmation or other communication to the public or Third Parties regarding the terms of this Agreement or related matters shall be made by either party without the prior written consent of the other party with respect to the form, content and timing of such press release, public announcement, confirmation or other communication to the public or Third Parties, except that either party may confirm the existence, but not the terms, of this Agreement in response to press inquiries and in trade advertisements and customer communications. Neither party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other party or its Affiliates in any manner without the prior written consent of the other party in each instance. The restrictions imposed by this Section 12.5 shall not prohibit either party from making any disclosure identifying the other party that is required by applicable law, rule or regulation or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article 12 and that the other party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof.

ARTICLE 13. MISCELLANEOUS

13.1. Governing Law.

(a) The interpretation and construction of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) Each party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.5 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.2. Force Majeure. No liability shall result from delay in performance or non-performance, in whole or in part, by either of the parties to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing party’s reasonable control, including an act of God, act of the other party, strike, lock-out or other industrial/labor dispute, war, acts of war (whether war to be declared or not) riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid. The Force Majeure Party shall within thirty (30) days of the occurrence of the Force Majeure event give written notice to the other party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required.

13.3. Waiver and Non-Exclusion of Remedies. A party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

13.4. Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Sections 2.4 and 2.12 and Article 12 are reasonable and necessary to protect the legitimate interests of the parties and that neither party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Sections 2.4 or 2.12 or Article 12 will result in irreparable injury to the other party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Sections 2.4 or 2.12 or Article 12 by a party, the other party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such party may be entitled in law or equity. The breaching party agrees to waive any requirement that the non-breaching party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.4 is intended, or shall be construed, to limit the parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

13.5. Notices.

(a) Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by nationally recognized overnight delivery service that maintains records of delivery, addressed to the parties at their respective addresses specified in Section 13.5(b) or to such other address as the party to whom notice is to be given may have provided to the other party in accordance with this Section 13.5(a). Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

(b) Addresses for Notice.

For :	Salix Pharmaceuticals, Inc.

Address:	1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Facsimile:	919-862-1095

Attention:	General Counsel

For:	Watson Pharmaceuticals, Inc.

Address:	311 Bonnie Circle

Corona, California 92880

Facsimile:	951-493-5821

Attention:	President – U.S. Generics

13.6. Entire Agreement. This Agreement and the Quality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of the Agreement. Each party confirms that it is not relying on any representations, warranties or covenants of the other party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Exhibit and this Agreement, the terms of this Agreement shall govern. In the event of any inconsistency between the Quality Agreement and this Agreement, the terms of the Quality Agreement shall govern.

13.7. Amendment. No amendment, modification, release or discharge of this Agreement shall be binding upon the parties unless in writing and signed by authorized representatives of both parties.

13.8. Assignment. Neither party shall sell, transfer, assign, delegate, pledge or otherwise dispose of its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other party, except that (i) Salix shall always have the right, without such consent, to assign its rights and delegate its obligations under this Agreement to any purchaser of or successor in interest to the business to which this Agreement relates and (ii) either party may assign its rights and obligations hereunder to any of its Affiliates, without the consent of the other party, provided that the assigning party shall remain primarily liable for all its obligations and agreements set forth herein. All validly assigned rights of a party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such party shall be binding on and be enforceable against, the permitted successors and assigns of such party. Any attempted assignment or delegation in violation of this Section shall be void.

13.9. No Benefit to Others. The provisions of this Agreement are for the sole benefit of the parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in Article 10 of this Agreement.

13.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

13.11. Severability. To the fullest extent permitted by applicable law, the parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the parties and shall not form part of this Agreement. Subject to Section 11.6, to the fullest extent permitted by Applicable Law and if the rights or obligations of any party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the parties.

13.12. Further Assurance. Each party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other party may reasonably require to implement or give effect to this Agreement.

13.13. Relationship of the Parties. The status of a party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the parties or, except as otherwise expressly provided in this Agreement, as granting either party the authority to bind or contract any obligation in the name of or on the account of the other party or to make any statements, representations, warranties or commitments on behalf of the other party, except upon the prior written consent of the other party to do so, such consent not to be unreasonably withheld or delayed. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

13.14. Payments.

(a) Form. All payments due hereunder shall be made by wire transfer to an account designated by the receiving party in writing from time to time.

(b) Taxes and Withholding.

(i)	All payments made by one party to the other under this Agreement shall be made without any deduction or withholding for, or on account of, any tax.

(ii)	Any and all taxes (excluding income taxes based upon Salix’s income) relating to the supply of Generic Product to Watson under this Agreement, including, without limitation, sales taxes required to be paid by any federal, state or local authority shall be borne by Watson. Official receipts indicating proof of payment of any such taxes shall be secured and made available to Salix upon request as evidence of payment.

(c) Currency. All amounts payable by a party hereunder shall be paid in U.S. dollars.

(d) Interest on Late Payments. If any payment under this Agreement is not made within two (2) business days when due, interest shall accrue on such past due amount from the date such amount was due until the date payment is actually made at a rate equal to the lesser of (a) 1.0% per month, compounded monthly, and (b) the maximum rate permitted by law. Time for any payments hereunder shall be of the essence.

13.15. Headings. The headings of the Articles, Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or affect the construction hereof.

13.16. Survival. The provisions of Sections 2.6, 2.8, 3.2, 3.3, 7.1, 7.3, 7.7, 11.7, 11.9, 11.10, 11.11, and 11.12 and Articles 1, 9, 10, 12 and 13 shall survive the expiration or termination of this Agreement for any reason.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

SALIX PHARMACEUTICALS, INC.		WATSON PHARMA, INC.

By:	/s/ Carolyn J. Logan	By:	/s/ Andrew S. Boyer
Name:	Carolyn J. Logan	Name:	Andrew S. Boyer
Title:	President and CEO	Title:	Sr. VP Sales and Marketing

PARENT GUARANTY

Watson Pharmaceuticals, Inc., a Nevada corporation, hereby guaranties the performance by Watson Pharma, Inc. of each and every covenant, agreement and obligation set forth in the Supply and Distribution Agreement to which this guaranty is attached, when and as due in accordance with the terms of such Supply and Distribution Agreement.

WATSON PHARMACEUTICALS, INC.

By:	/s/ Allen Chao
Name:	Allen Chao
Title:	Chairman and CEO

EXHIBIT A

SPECIFICATIONS, TESTING AND IMAGE

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

A-1

EXHIBIT B

DESCRIPTION OF PRE-BOOKING ACTIVITIES

Pre-booking activities consist of the following:

•	discussions with potential customers to make them aware of the upcoming availability of the Generic Product as authorized generics from Watson, and

•	sales order booking (but not shipping) prior to the Launch Date.

B-1

EXHIBIT C

MAXIMUM MONTHLY WHOLE LOT QUANTITIES

[*] Whole Lots per month

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

C-1

EXHIBIT D

PACKAGING CONFIGURATIONS

280 count bottles

500 count bottles

D-1

EXHIBIT E

EXAMPLE OF PROFIT SHARE CALCULATION

Net Sales for July 2007 are $110 and the Purchase Price paid by Watson for Generic Product sold during July 2007 is $10. Profits are $100 (Net Sales less Purchase Price). Not later than September 15, 2007, Watson shall pay Salix $[*] ([*]% of Profits for July 2007).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

E-1

EXHIBIT F

PROMOTIONAL ALLOWANCES

Invoice Price Correction Value
Promotion Allowances Value
Slotting Allowance Value
Shelf Stock Adjustments Value

F-1

EXHIBIT G

NET SALES AND PROFITS REPORTS

Profit Calculation
Sample Figures Only
MTD
Gross invoice sales	$		[*]
Cash discounts	$		[*]
Chargebacks	$		[*]
Rebate programs	$		[*]
Returns	$		[*]
Medicaid rebates	$		[*]
Other - specific allocations	$		[*]
Net Sales	$		[*]
Material Costs	$		[*]
Gross Profit	$		[*]
Profit Due @ [*]%	$		[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

G-1